UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




                Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported)
                         August 1, 2000



                   PHILLIPS PETROLEUM COMPANY
     (Exact name of registrant as specified in its charter)



    Delaware                1-720                  73-0400345
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)         Identification No.)
incorporation)



      Phillips Building, Bartlesville, Oklahoma      74004
      (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code:
                          918-661-6600



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Item 2.  Acquisition of Assets.

On April 26, 2000, Phillips Petroleum Company, a Delaware corporation (Phillips or the company), completed the purchase of all of Atlantic Richfield Company's (ARCO) Alaskan oil and gas properties, along with the related marine assets that were operating. The purchase was effective as of January 1, 2000, with appropriate adjustments to give the parties the benefit of the transaction as if it had been consummated at that earlier date. The businesses acquired on April 26, 2000, represented approximately 84 percent and 92 percent, respectively, of ARCO Alaska Combined Operations historical revenues and net income for the year ended December 31, 1999. The acquisition included ARCO's interest in the Prudhoe Bay field and related fields; a 55 percent interest in the greater Kuparuk area; a 78 percent interest in the Alpine field; and 1.1 million net exploration acres, as well as the operating marine assets.

On August 1, 2000, Phillips completed the balance of the acquisition (three double-hulled tankers under construction and certain pipeline assets, including a 22.3 percent interest in the Trans Alaska Pipeline System). This closing brings the total cash paid and debt assumed to just under $6.5 billion.

The press release issued by Phillips in connection with the completion of the purchase is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The company paid approximately $5.5 billion in cash on April 26, for the oil and gas properties; the estimated fair value of crude oil inventory in pipelines, tanks and tankers; and the operating marine assets. On August 1, 2000, upon the closing of the purchase of the remaining assets, Phillips paid approximately $700 million for the pipelines and the tankers under construction, and assumed $265 million of variable-rate, long-term debt.

Under the terms of the purchase agreement, the company is also obligated to pay up to $500 million over the five years ending December 31, 2004. Formula-based contingent monthly payments are required when New York Mercantile Exchange West Texas Intermediate crude oil prices exceed $25 per barrel. The
$5.5 billion payment made on April 26, 2000, included $73 million for these formula-based payments for the three-month period ending March 31, 2000. For the period March 31, 2000, through June 30, 2000, Phillips paid approximately $65 million of such payments. Formula-based payments for July business are estimated to be $34 million, leaving an estimated $328 million that may have to be paid. The final purchase price is also subject to change based on the results of a post-closing audit.


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Item 7.  Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

     The audited ARCO Alaska Combined Operations financial statements for the three years ended December 31, 1999, were included in Phillips Petroleum Company's Current Report on
     Form 8-K, filed on April 18, 2000.


(b)  Pro Forma Financial Information.

     Unaudited pro forma financial information reflecting the impact of Phillips' acquisition of all of ARCO's Alaskan businesses was reported in Phillips Petroleum Company's Current Reports on Form 8-K filed on May 8, 2000, and
     May 18, 2000. The pro forma financial statements in the Form 8-K filed on May 8, 2000, reported the impact of the transaction on Phillips' December 31, 1999, balance sheet and its income statement for the year ending on December 31, 1999. The pro forma financial statements in the Form 8-K filed on May 18, 2000, reported the impact of the transaction on Phillips' first quarter 2000 income statement and balance sheet at March 31, 2000.


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(c) Exhibits.

    99.1  Press release, dated August 3, 2000.


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                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      PHILLIPS PETROLEUM COMPANY



                                        /s/ Rand C. Berney
August 8, 2000                      -----------------------------
                                            Rand C. Berney
                                    Vice President and Controller


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